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[COOPERS & LYBRAND L.L.P. LETTERHEAD]





                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the inclusion in the Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A (File No. 2-80648) of Bartlett Capital Trust of our report dated February 20, 1997, on our audit of the financial statements and financial highlights of Worlwide Value Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended December 31, 1996, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


                                                    /s/ Coopers & Lybrand L.L.P.
                                                    COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
July 17, 1997